Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2021, (except Note 34, as to which the date is November 22, 2021) in the Registration Statement (Form F-1) and related Prospectus of Bionomics Limited dated November 22, 2021.

/s/ Ernst & Young

Adelaide, Australia

November 22, 2021